Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement Nos. 333-182642, 333-196939 and 333-203588 on Form S-3 of DCP Midstream Partners, LP of our report dated February 12, 2016 relating to the consolidated financial statements of DCP Sand Hills Pipeline, LLC and subsidiaries as of and for the year ended December 31, 2015, appearing in this Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 25, 2016